Exhibit 10(z)
TO: Timothy Fenton

Thank you for your years of contributions to the McDonald’s system. You have decided to retire from McDonald’s effective June 30, 2014 and the following states the terms of our Agreement regarding your separation from McDonald’s.

RETIREMENT DATE
Your date of termination will be June 30, 2014.

PAYMENT
You will receive the following payment:

•
$375,000 lump sum payment, minus taxes and deductions, payable to you six (6) months after the date of termination in accordance with Section 409A, provided you have signed and have not revoked this Agreement.

All payments to you, as set forth in this Agreement, will be issued in accordance with, and subject to any withholding required by, all local, state, and federal laws.

BENEFITS TERMINATION
June 30, 2014 shall be your termination date for purposes of all McDonald's benefits programs, including but not limited to the Profit Sharing & Savings Plan and McDonald's Insurance Plans. Your benefits will be administered consistent with the plan documents and based upon your termination date. Notwithstanding the foregoing, with respect to your outstanding stock options and restricted stock units (RSUs), you shall receive service credit through March 1, 2015 for purposes of calculating the vesting of such awards upon retirement.

TARGET INCENTIVE PLAN (TIP)
You will be eligible to receive your 2014 TIP payment on or about March 1, 2015. Your TIP will be pro-rated to your date of termination and administered consistent with the TIP documents.

CASH PERFORMANCE UNIT PLAN (CPUP)
You will be eligible to receive pro-rated payouts pursuant to your outstanding CPUP awards. The payouts will be pro-rated based on the number of months employed during the CPUP performance cycle and the Company’s performance as determined by the Compensation Committee at the end of each of the 2013-2015 CPUP performance cycle and the 2014-2016 CPUP performance cycle. You are eligible to receive these payments in the normal CPUP payment cycle in March 2016 for the 2013-2015 CPUP performance cycle and March 2017 for the 2014-2016 CPUP performance cycle.

OFFICER FINANCIAL COUNSELING
You will be eligible to receive Officer Financial Counseling Services in accordance with the Executive Financial Counseling and Life Planning Program provided services are rendered prior to your date of termination.

OFFICER ANNUAL PHYSICAL
You will be eligible to receive your annual executive physical for calendar year 2014 in accordance with the terms of the Executive Physical Program, provided your physical is completed prior to March 31, 2015.

CONTINUATION OF HEALTH COVERAGE
You will be entitled to elect to continue your coverage under the Medical, Dental and Vision benefit programs of McDonald’s or its subsidiaries that you participate in at the time of your termination for 18 months (or longer if required by law). This is known as COBRA coverage. If you file a timely election to take COBRA coverage, you will have to pay the applicable employee cost under the plan in which you are enrolled, and McDonald’s will pay the remainder of the cost of your COBRA coverage through December 2015. You will only be able to take the COBRA coverage if you pay the applicable employee cost on a monthly basis. You may not have your share of these costs contributed to any cafeteria or flexible spending account. If you fail to pay your COBRA premium by the end of the month for which the premium is due, your coverage will terminate as of the last day of the month for which your last premium was paid. McDonald’s will not pay any portion of the cost of COBRA coverage beyond December 2015, regardless of whether you or your eligible dependents have an additional qualifying event under COBRA. Notwithstanding the foregoing, if COBRA coverage is no longer required to be provided under the federal laws governing COBRA, all payments for COBRA coverage under the Plan will also end. Further information about COBRA coverage, will be provided by the Plan Administrator.

Upon the expiration of your COBRA coverage, you may elect McDonald’s Retiree Medical benefits at your cost, provided you meet and satisfy all of the requirements of McDonald’s Retiree Medical Plan, as in effect from time to time. In any event, Retiree Medical Benefits will be available only for as long as McDonald’s maintains such a plan for retirees, and McDonald’s reserves the right to amend or terminate the Retiree Medical Plan at any time, in its sole discretion.

STOCK OPTIONS AND RESTRICTED STOCK UNITS (RSUs)
All stock option and RSU awards held by you at your termination date shall be treated in accordance with the terms of the applicable McDonald's Corporation stock plan under which the award was granted (2001 Omnibus Stock Ownership Plan, as amended or 2012 Omnibus Stock Ownership Plan), the applicable stock option or RSU award agreement and the applicable prospectus governing your awards (collectively, the “Grant Materials”).  Notwithstanding anything to the contrary in this Agreement, for purposes of your stock options and RSUs, your reason for termination is Termination with at Least 68 Years of Combined Age and Company or Affiliate Service and your stock options and RSUs will be treated in accordance with the applicable provisions in the Grant Materials, except that you will be given service credit through March 1, 2015 in determining the vesting of your outstanding awards.

STOCK OPTIONS
Pursuant to the terms of the Grant Materials, you will be permitted to exercise your stock option awards as provided in the chart below.

Grant Date(s)	Dates(s) When Options Became or Will Become Fully Exercisable	Last Date to Exercise (If the last date to exercise is a weekend or a U.S. holiday, the last date will be the previous business day.)
2/11/2009	2/11/2013	2/11/2019
2/10/2010	2/10/2014	2/10/2020

2/9/2011	2/9/2015	2/9/2021
2/8/2012	2/8/2016	2/8/2022
2/13/2013	2/13/2017	2/13/2023
2/12/2014	2/12/2018	2/12/2024

RESTRICTED STOCK UNITS (RSUs)
In accordance with the Grant Materials you will vest in a pro-rata portion of your RSUs based upon your time worked during the restriction period(s); however, for purposes of calculating the time worked during the restriction period, you shall receive service credit through March 1, 2015. Pursuant to the terms of your grant(s), as described in the Grant Materials, upon termination you will vest in a pro-rata portion of your existing RSUs based upon the number of months worked during the applicable vesting period (applying service credit through March 1, 2015) and the Company’s performance against the pre-established performance targets.

For more detailed information on the treatment of your stock options and RSUs upon your termination, please refer to the Termination with at Least 68 Years of Combined Age and Company or Affiliate Service section of the Grant Materials. In the event of a conflict between this Agreement and the terms of the relevant Grant Materials, the terms of the Grant Materials will prevail with the exception of the approved waiver of the 12-month rule and the service credit through March 1, 2015.

This pro-rata amount will be paid out on the original vesting date in accordance with the Grant Materials, including certification of all relevant performance targets, in the form of shares of McDonald’s stock (or cash in the Company’s sole discretion). In the event of a conflict between this document and the relevant Grant Materials, the Grant Materials will prevail with the exception.

PLAN PROVISIONS GOVERN
All benefits provided under this Agreement will be subject to the terms of the respective plan documents and agreement, including but not limited to clawback, cessation, forfeiture and cancellation provisions of the TIP, CPUP, severance, stock option, and RSU plans with the exception of the approved waiver of the 12-month rule and service credit through March 1, 2015 as it relates to stock options and RSUs.

TAX EQUALIZATION
The tax equalization policy contained in McDonald's Global Assignee Policy, as amended to comply with Section 409A of the Internal Revenue Code, will apply through your termination date. McDonald's agrees, pursuant to this policy, that it will notify you if our tax services provider will continue to prepare the same national tax returns previously prepared on your behalf. You agree to be available to meet with and provide all necessary records for your 2014 and subsequent years' tax returns within two and half months after the close of the applicable Hong Kong and US tax years. You understand that you will be liable for all interest penalties if you do not comply with this request each year you are a part of the McDonald's tax program. The tax equalization policy pursuant to the McDonald's Global Assignee Policy, as amended to comply with Section 409A of the Internal Revenue Code, will apply. In addition, pursuant to the tax equalization policy, at the time your US tax returns are prepared a tax equalization calculation will be prepared. Within 30 days of receipt of the tax equalization calculation, either McDonald's will reimburse you for any monies owed as a result of the tax equalization or you will reimburse McDonald's for any monies owed as a result of the tax equalization. Should it be necessary for you to reimburse McDonald's you must send a check in the prescribed amount payable to "McDonald's Corporation" to the Global Total Compensation group in Oak Brook, department 145.

You further acknowledge that, upon termination that you may continue to have a Hong Kong tax liability on unexercised stock options. McDonald's will pay such Hong Kong tax. Actual and/or hypothetical federal taxes will continue to be withheld on stock option exercises/RSU lapses until the Hong Kong taxes paid by McDonald's are recovered through foreign tax credits. Any refund or reduction of US income taxes arising from the carryback or carryforward of Hong Kong taxes paid by McDonald's shall be returned to McDonald's by you within 15 days of receipt.

In addition to any future Hong Kong tax liability on the monies McDonald's pays to you after termination of employment, you may incur a US tax liability as well. The Company will remit that portion of your hypothetical federal tax necessary to meet the withholding obligations in the US. However, you agree to complete the appropriate tax forms (e.g. Form W-4) as frequently as necessary to ensure that such US withholding reflects the foreign tax credits available to you as a result of your Hong Kong tax payments.

COOPERATION WITH McDONALD’S
You agree that you will cooperate with McDonald’s in any pending or future investigations, charges, complaints, lawsuits or other claims in the event that McDonald’s determines that you may have information or may be a witness relating to the investigation, charge, complaint, lawsuit or other claim.

GENERAL RELEASE
In exchange for the payments and benefits set forth in this Agreement, you are waiving and releasing all claims and causes of action you have or may have, known or unknown, suspected or unsuspected, accrued or unaccrued, fixed or contingent, against McDonald’s, arising from or relating to acts or omissions on or before the date you sign this Agreement. (“McDonald’s,” as used in this release and throughout this Agreement, is defined in the final paragraph (SUCCESSORS; DEFINITION OF “McDONALD’S”) of this Agreement.)

The claims you are releasing include, but are not limited to, any and all claims and causes of action that McDonald’s: (a) has discriminated against you on the basis of age (or any other claim or right arising under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq. (“ADEA”)), race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, military status, citizenship status, genetic information, source of income, entitlement to benefits, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; (b) has violated its personnel policies, handbooks or any covenant of good faith and fair dealing or breached any written or implied contract of employment between you and McDonald’s; (c) has violated public policy or common law, including but not limited to claims for: personal injury; invasion of privacy; retaliatory or wrongful discharge; whistle blowing; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel; (d) is in any way obligated for any reason to pay you damages, expenses, litigation costs (including attorneys’ fees), wages, bonuses, commissions, disability, retirement or welfare benefits, vacation pay and sick pay, compensatory damages, penalties, liquidated damages, punitive damages, other payments, and/or interest; (e) has any obligations or owes any compensation or payments to you in connection with any ideas, information, inventions, processes, procedures, systems, methods, intellectual property or other materials that you may have developed, produced, created, designed, modified, improved, enhanced or revised during your employment with McDonald’s or disclosed to McDonald’s, including without limitation any trademarks, service marks, trade dress, copyrights, patents and/or trade secrets, (collectively referred to in this Agreement as “Materials”); and (f) has violated any other federal, state or local law, including but not limited to Title VII of the Civil Rights Act of 1964, as amended in 1991 (“Title VII”), the Civil Rights Act of 1866, as amended (42 U.S.C. Section 1981), the Civil Rights Act of 1991, as amended (42 U.S.C.

Section 1981a), the Americans with Disabilities Act, as amended (“ADA”), the Employee Retirement Income Security Act, as amended, the Family and Medical Leave Act, as amended, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the Genetic Information Nondiscrimination Act (“GINA”), the Fair Labor Standards Act, the Equal Pay Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, and the Worker Adjustment and Retraining Notification Act (“WARN Act”), any state or federal consumer protection and/or trade practices act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Equal Wage Act, the Illinois Equal Pay Act of 2003, the Illinois Minimum Wage Law, the Illinois Worker Adjustment and Retraining Notification Act (“Illinois WARN Act”), the anti-retaliation provisions of the Illinois Workers Compensation Act, and the Illinois Whistleblower Act. YOU UNDERSTAND BY SIGNING THIS AGREEMENT, YOU ARE GIVING UP ALL CLAIMS AGAINST McDONALD’S. You agree that this Agreement provides benefits to you that are above and beyond anything to which you are otherwise entitled.

The claims you are releasing include, but are not limited to, the continuing or future effects of any act or omission by McDonald’s through the date of this Agreement, even if you are first affected or are first aware of the effect after the date you sign this Agreement. Without limiting the generality of the foregoing, the claims you are releasing include any claim that any future nonpayment or difference in amount, timing or duration of wages, salaries, bonuses, benefits (such as under the Profit Sharing and Savings Plan, Long Term Incentive Plans, Insurance Plans, TIP Plan, stock option and restricted stock unit plans, and Cash Performance Unit Plan) or other compensation is discriminatory under the ADEA, Title VII, the ADA and the Rehabilitation Act of 1973, all as amended or modified in operation by the Lilly Ledbetter Fair Pay Act of 2009, and all such claims under all federal, state and local law, as heretofore or hereafter amended or modified in operation.

You have given up all claims against McDonald’s and do not have a basis to sue McDonald’s. If, despite this, you sue McDonald’s in any forum or proceeding, you agree to pay all of McDonald’s costs and litigation expenses (including but not limited to reasonable attorney’s fees) in that suit. This is in addition to McDonald’s right to other remedies in such a case. Excepted from this release and this promise is a good faith challenge by you to the validity of the release provision of this Agreement under the ADEA. Also excluded from this Agreement are any claims or rights which cannot be waived by law, including the right to file a charge of discrimination with an administrative agency and the right to participate in an investigation or proceeding conducted by an administrative agency. You are waiving, however, your right to any monetary recovery or other relief in connection with such a charge filed by you or anyone else. You hereby assign to McDonald’s all your right, title and interest in any monetary recovery or other relief obtained in any proceeding.

You are releasing and waiving all claims on behalf of yourself and on behalf of your spouse, family members, beneficiaries under any employee benefit plans or arrangements, attorneys, agents, executors, representatives, guardians ad litem, heirs, successors and assigns.

RETURN OF McDONALD’S PROPERTY; DEDUCTIONS FROM
PAY FOR MONEY OWED TO McDONALD’S
On or by your termination date you will return to McDonald's all documents, manuals, office equipment, credit cards and other things belonging to McDonald's which you have borrowed or which you possess or control. You authorize McDonald's to deduct from your paycheck or severance pay, any money owed McDonald's as a result of items which are not returned or for loans or advances you have received and which remain unpaid.

NON-DISPARAGEMENT AND LIMITATIONS ON PUBLICATIONS
You will not disrupt, interfere with or cause any disturbance to McDonald’s business or, directly or indirectly, by any means or in any medium (including, without limitation, social media, such as blogging, tweeting and posting on social media sites), and whether in your own name, anonymously, using a pseudonym or otherwise, do, say, write, confirm or otherwise communicate or publish to any person or entity, by word, action, omission or otherwise, anything that would cast a bad light on McDonald’s, its business or any of its current and former directors, officers, agents, suppliers, franchisees and employees (“McDonald’s Related Persons”) in their capacities as such or disparage or cause damage to the reputation, brand, name, business, products and services of McDonald’s or any McDonald’s Related Persons. Provided, however, that nothing herein shall prevent you from filing a charge with, or participating in an investigation or proceeding conducted by an administrative agency. While communicating via social media or otherwise, you further agree that, your communications will clearly state that you are not employed by and do not represent McDonald’s and will be clearly identified as representing your personal views and not those of McDonald’s. Should there be any question about whether something you plan to communicate comports with the provisions of this agreement, you will get the prior written consent of McDonald’s General Counsel, Gloria Santona, or her successor.

Without limiting the generality of the foregoing, you further agree that, you shall not, for three (3) years following your termination date publish any articles or books about McDonald’s, its business or any McDonald’s-Related Person, or grant an interview to any representative of the public media, without the prior written consent of McDonald’s General Counsel, Gloria Santona, or her successor.

LICENSE TO RIGHT OF PUBLICITY
You hereby grant to McDonald’s the irrevocable, worldwide right to use, publish, display, edit, modify and distribute materials bearing your name, voice, image, likeness, statements attributable to you or any other identifiable representation of you in connection with or related to your employment with McDonald’s (collectively, “your Likeness”) in any form whatsoever now existing or developed in the future. You agree that all materials containing your Likeness are and shall remain the sole and exclusive property of McDonald’s, and you hereby assign any proprietary right you may have in such materials to McDonald’s. You hereby release and forever discharge McDonald’s from any and all liability, claims and damages relating to the use of your Likeness and you waive any right you may have to inspect or approve the finished materials or any part or element thereof that incorporates your Likeness.

ASSIGNMENT OF INTELLECTUAL PROPERTY
You hereby assign to McDonald’s all of your right, title and interest in and to any and all Confidential Information, works of authorship, inventions, ideas, improvements, discoveries, developments, designs, trademarks, trade names, service marks, logos and trade dress (collectively, “Intellectual Property”), and all proprietary and intellectual property rights with respect thereto (collectively, “Proprietary Rights”), whether or not patentable or registrable under trademark, copyright or other statutes, made or conceived or reduced to practice or learned by you as a result of your employment with McDonald’s, either alone or jointly with others, during the period of your employment with McDonald’s. You acknowledge that all original works of authorship which are made by you, solely or jointly with others, within the scope of your employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and that even if you should be determined that such works do not qualify as “works made for hire,” all of your right, title and interest thereto is nonetheless assigned to McDonald’s by virtue of this Agreement. You recognize that this Agreement does not require assignment of: (i) any Intellectual Property which you made, conceived or learned prior to the commencement of your employment with McDonald’s (which, to preclude any possible uncertainty, you have listed on Exhibit A attached hereto); or (ii) any Intellectual Property that you develop entirely on your own time without using McDonald’s equipment, supplies, facilities, or trade secret information except for that Intellectual Property which either: (a) relates at the time of conception or reduction to practice to McDonald’s business, or actual or demonstrably anticipated research or development of McDonald’s; or (b) result from any work performed by you for McDonald’s.

ENFORCEMENT OF PROPRIETARY RIGHTS
At McDonald’s expense, you will assist McDonald’s after your termination of employment in every proper way to obtain and from time to time to enforce United States and foreign Proprietary Rights relating to Intellectual Property in any and all countries. To that end, you will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as McDonald’s may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.

NON-SOLICITATION OF EMPLOYEES; NON-INTERFERENCE WITH BUSINESS RELATIONSHIPS; CONFIDENTIALITY OF EMPLOYEE NAMES; NON DISTURBANCE
You further agree that for a period of two (2) years from your date of termination, you will not directly or indirectly solicit for employment any “salaried” employee of McDonald’s, whether employed at the corporate office or in the field (including the restaurants). You agree you will not directly or indirectly induce any vendor, supplier, franchisee, consultant or independent contractor or partner of McDonald’s to reduce or curtail its relationship with McDonald’s. Additionally, you agree not to release names of any McDonald’s “salaried” employees to recruiters, headhunters or employment agencies. If at any time during this two (2) year period you contemplate extending an offer of employment, either directly or indirectly, to a McDonald’s “salaried” employee, you agree to contact the Executive Vice President of Human Resources, or his/her successor, for approval. You agree that you will not now or in the future disrupt, damage, impair or interfere with McDonald’s business.

NON-COMPETE
You acknowledge that McDonald’s is engaged in a highly competitive business and has a compelling business need and interest in preventing release or disclosure of its confidential, proprietary and trade secret information as defined in this Agreement. Moreover, you acknowledge that McDonald’s has highly valuable, long-term and near permanent relationships with certain customers, suppliers, manufacturers, franchisees, employees and service organizations which McDonald’s has a legitimate interest in protecting and that you, by virtue of your position with McDonald’s, have and will continue to have access to these customers, suppliers, manufacturers, franchisees, employees and service organizations as well as the confidential, proprietary and trade secret information. Accordingly, you agree that during your employment and for a period of eighteen (18) months after your termination date, you will not either directly or indirectly, alone or in conjunction with any other party or entity, in the United States, perform any services, work or consulting for one or more Competitive Companies. Competitive Companies shall mean any company in the ready-to-eat restaurant industry anywhere in the United States that exists today or may exist at any time during such eighteen (18) month period. Examples of Competitive Companies include, but are not limited to: YUM Brands, Inc., (including but not limited to Taco Bell, Pizza Hut and Kentucky Fried Chicken), Burger King, Wendy’s, Culver’s, In-N-Out Burger, Sonic, Hardee’s, Checker’s, Arby’s, Long John Silver’s, Jack-in-the-Box, Popeye’s Chicken, Chick-fil-A, Domino’s Pizza, Chipotle, Q-doba, Panera Bread, Papa John’s, Potbelly, Subway, Quiznos, Dunkin’ Brands, Seven-Eleven, Tim Horton’s, Starbucks, Jamba Juice, and their respective organizations, partnerships, ventures, sister companies, franchisees or any organization in which they have an interest.

You agree to consult with Rich Floersch, or his successor, for clarification as to whether or not McDonald’s views a prospective employer, consulting client or other business relationship of yours, in the ready-to-eat industry not listed above, as a competitor.

TRADE SECRETS
You acknowledge that during your employment you have formulated, established and otherwise had access to and knowledge of McDonald’s trade secrets and confidential business information, including but not limited to, special information about relationships and distributors, vendors, suppliers, manufacturers, franchisees, employees and customers, as well as special and confidential knowledge about McDonald’s relating to pricing, business and financial affairs, advertising, marketing, sales, expansion plans, new store sites and strategies for McDonald’s business, including various technical items and equipment used or contemplated for use in McDonald’s business. You further acknowledge that the preservation of a continuing business relationship between McDonald’s and its customers, franchisees, suppliers and manufacturers is of critical importance to the continued business success of McDonald’s and that it is the policy of McDonald’s to safeguard as confidential the identity and special needs of certain customers, franchisees, suppliers, manufacturers, representatives and key employees. In view of the foregoing, you agree that until such items and data become public through no act or omission by you or wrongful act or omission of any other person, you will not disclose to any person or entity or use for any purpose whatsoever any trade secrets or confidential information concerning the business, or any customer, representative, agent or employee of McDonald’s that was obtained by you in the course of your employment with McDonald’s. Provided, however, that nothing herein shall prevent you from filing a charge with, or participating in an investigation or proceeding conducted by an administrative agency or from disclosing information about employees for purposes protected by law. You further agree that upon separation from your employment, you will not take with you, but will leave with McDonald’s, all records (including electronic data) and papers and all matters of whatever nature that contain secret or confidential information of McDonald’s. For purposes of this Agreement, the terms “trade secrets” and “confidential information” include processes, methods, techniques, systems, formulae, patents, models, devices, compilations, customer lists, financial information, development plans, supplier lists and any information of whatever nature that gives to McDonald’s an opportunity to obtain an advantage over competitors who do not know or use such information or data or any information that would be harmful to McDonald’s if disclosed. Without limiting the generality of the foregoing, you further agree, that you will not write, confirm or otherwise communicate or publish to any person or entity any of McDonald’s trade secrets or confidential information, including, without limitation while using social media (e.g., blogging, tweeting, and postings on social networking sites). Should there be any question about whether something you plan to communicate comports with the provisions of this agreement, you will get the prior written consent of McDonald’s General Counsel, Gloria Santona, or her successor.

RECEIPT OF PAY AND BENEFITS TO DATE; NO RETALIATION
You acknowledge and agree that you have not applied for, nor are you eligible for, short term disability, long term disability, Worker’s Compensation, or family and medical leave under applicable federal, state and local law, and you agree that you shall not apply or be eligible for them. You further agree that you have received all salary and benefits due to you to date, have taken any family and medical leave to which you are entitled, and have not been retaliated against because you have sought any salary, benefits or leave or because you have opposed or reported any practice you believe is unlawful, provided any information or caused information to be provided, assisted in any investigation by any branch of federal, state or local government or by McDonald’s, or have filed, caused to be filed, participated or assisted in any administrative or judicial proceedings to enforce your rights under any statute or law. All pay earned by you, including vacation pay, has been paid or is included in the amounts referred to in the Payments section above.

COMPLIANCE WITH OLDER WORKER BENEFIT PROTECTION ACT; KNOWING AND
VOLUNTARY AGREEMENT AND RELEASE
You have participated in negotiating the terms of this Agreement, have read it and understand it fully. You acknowledge that you have been advised by this Agreement to consult with an attorney prior to executing this Agreement. You further acknowledge that you have been given at least 21 days to consider the terms of this Agreement, that you have been able to use this period, or as much of this period as you desire, and that you are now executing this Agreement voluntarily with the express intention of making a binding legal Agreement, including giving up all claims against McDonald’s. You forever waive any relief not explicitly set forth in this document.

REMEDIES FOR BREACH
Should you breach this Agreement, McDonald’s shall be entitled to recover the entire value of any consideration you have received pursuant to this Agreement and shall be relieved of any obligation to pay further consideration. It is acknowledged that this is not a penalty but an agreed upon remedy that results from a failure of consideration upon a breach of the provisions of this Agreement.

ATTORNEY’S FEES; SAVINGS CLAUSE
You agree to pay all costs and attorneys' fees incurred by McDonald's in enforcing this Agreement should you violate any provision of it, without in any way limiting McDonald's right to recover damages and other legal and equitable relief. Should any provision of this Agreement be found void or unenforceable by any court of law, the remaining provisions shall continue in full force and effect.

ARBITRATION OF CERTAIN DISPUTES
All disputes, claims, and causes of action relating to or arising under your employment or separation of employment, including but not limited to claims of discrimination or unlawful termination, shall be resolved solely and exclusively by final, binding and confidential arbitration before a single arbitrator pursuant to the rules of the American Arbitration Association applicable to employment disputes. The parties understand and agree that this paragraph waives their right to a jury trial on these claims. In any such arbitration, the waiver, release and covenant not to sue contained in this Agreement will be fully applicable and enforceable.

RIGHT TO REVOKE
This Agreement may be revoked by delivering a written notice of revocation to Carrie Reuter, McDonald’s Corporation, 2915 Jorie Boulevard, Dept. 146, Oak Brook, Illinois 60523, no later than the close of business on the seventh day after you sign it. Revocations delivered by mail must be postmarked by the seventh day after signing this Agreement. Any revocation must be accompanied by repayment of all consideration already tendered under the terms of this Agreement.

ENTIRE AGREEMENT
This Agreement contains the full agreement between you and McDonald’s and completely supersedes any prior written or oral agreements or representations concerning the subject matter thereof. Any oral representation or modification concerning this Agreement shall be of no force or effect.

SUCCESSORS; DEFINITION OF “McDONALD’S”
This Agreement shall be binding on you, your heirs, successors and assigns. “McDonald's” as used in this Agreement, includes McDonald’s Corporation, McDonald’s USA, LLC, all of their respective subsidiaries, affiliates and related entities and companies, and their current and former directors, officers, agents, employees, insurers and attorneys, and all employee benefit plans and arrangements and their administrators trustees and other fiduciaries, and all successors and assigns of all of the foregoing.

Again, Timothy, thank you for your many years of valuable service to the system. We wish you much happiness as you begin this exciting new chapter in your life.

/s/ Timothy Fenton	July 7, 2014
Timothy Fenton	Date

/s/ Richard Floersch	July 9, 2014
McDonald's	Date